 Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. on Form S-8 of our report dated March 24, 2023, with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2022 and for the year ended December 31, 2022, which report is included in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
March 28, 2023